Exhibit 23.2

CONSENT OF NATIONAL ECONOMIC RESEARCH ASSOCIATES, INC.

We hereby consent to the references to our firm with respect to the economic analysis we performed regarding Rogers Corporation’s projected liability for its asbestos-related liabilities and defense costs contained in the Form 10-K for the fiscal year ended December 30, 2007 of Rogers Corporation and any amendments thereto, and to all references to us as having conducted such analysis.  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Form 10-K within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

National Economic Research Associates, Inc.

	By:	/s/ Denise_Martin
Name: Denise Martin
Title: Senior Vice President

New York, New York
February 25, 2008

01106316